Exhibit 10.3

CONFIDENTIAL

Confidential Offer Letter For
Vered Bisker-Leib

November 28, 2017

Dear Vered:

We are very pleased to offer you full time, permanent employment with Compass Therapeutics LLC (“Compass”) as Chief Business Officer (CBO), under the following terms. You will report directly to Co-founder and Chief Executive Officer, Thomas Schuetz. Your responsibilities will include oversight of all Business Development actitivites.

Start Date: Your start date will be December 1, 2017 or a date mutually agreed upon by you and Compass, including earlier if existing arrangements allow.

Base Salary: Your base salary will be equivalent to $325,000.00 annually which will be paid in semi-monthly installments of $13,541.66. You are also eligible for a target bonus opportunity of 33% based on achievement of company and individual goals. Bonus payments will be made in March following the completion of the performance year and you must be employed at Compass Therapeutics LLC at the time of payment. All payments will be subject to deductions for taxes and other withholdings as required by law or the policies of the company.

Profits Interests: Upon starting your employment, you will be granted 1,500,000 profits interest Common Units in Compass. 25% of these shares will vest on the first anniversary of your employment and the remaining shares will vest monthly over the following 36 months (months 13-48) at a rate of 1/36 per month. Upon completion of a board-approved “first major deal,” you will be granted 500,000 additional profits interest Common Units. The vesting schedule will be the same: 25% of these shares will vest on the first anniversary of the deal and the remaining shares will vest monthly over the following 36 months (months 13-48) at a rate of 1/36 per month.

401(k): You are eligible to participate in Compass’s Traditional 401(k) or Roth 401(k) programs which do not presently include a company match. The company, may at times, and with Board of Directors approval, make a discretionary contribution into the 401(k) program.

Time Off: Compass allows employees to take time off as needed, with manager approval. For the remainder of 2017, Compass will be closed from December 23th-January 1st, 2018.

Benefits: Compass offers health, dental, vision and life insurance. You are eligible for Compass’ standard medical coverage as defined in the Compass Therapeutics Explanation of Healthcare Benefits. Compass subsidizes a significant portion of premiums, deductibles, and out-of-pocket maximums. As of the date hereof, Compass subsidizes 90% in premiums, deductibles and out-of-pocket maximums associated with medical coverage and 90% of premiums for dental and vision coverage.

Compass also offers commuter and cell phone reimbursement programs in addition to enrollment in a Flexible Spending Account (FSA), which allows you to put aside pre-tax income for unreimbursed medical, dental, vision and dependent care expenses.

As is true for all Compass employees, your employment with Compass will be “at will”, meaning that either you or Compass may terminate your employment at any time for any reason.

CONFIDENTIAL

This offer of employment is contingent on a background check and your signing of Compass’ employee confidentiality, non-compete and non-solicitation agreement. You will also be required to submit documentation that establishes your identity and employment eligibility in accordance with the US Immigration and Naturalization requirements. If there are any other agreements of any type that you are aware of which may impact or limit your ability to perform your job at Compass, please let us know as soon as possible.

If you would like to accept this offer please sign and return the letter and the enclosed agreement by the end of day on December 1,2017 to sara.mannle@compasstherapeutics.com

We look forward to having you as part of the Compass team.

Sincerely,

/s/ Thomas Schuetz

Thomas Schuetz, MD, PhD
Co-founder and Chief Executive Officer

AGREED TO:

/s/ Vered Bisker-Leib
Vered Bisker-Leib

November 28th, 2017
Date